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                             LIST OF SUBSIDIARIES

                                                                    EXHIBIT 21.1


Subsidiaries                                              Jurisdiction
------------                                              ------------

 1.  B.N. Technology, Inc. dba ICOM                          California

 2.  Digiweb, Inc.                                           Maryland

 3.  Interliant Consulting and Professional Services, Inc.   Massachusetts
      (formerly Net Daemons Associates, Inc.)
         RESOURCE PARTNER, INC.                              Delaware
           RSP Insurance Agency, Inc.                        Ohio
         Soft Link, Inc.                                     Minnesota

 4.  Interliant International, Inc.                          Delaware
      (formerly Interliant of Texas, Inc.)
         Interliant Europe B.V.                              The Netherlands

 5.  Sage Networks Acquisition Corp.                         Delaware

 6.  Sales Technology Limited                                England
         Sales Success Limited                               England

 7.  Telephonetics, Inc.                                     Delaware

 8.  The Jacobson Consulting Group, Inc.                     Delaware

 9.  Triumph Development, Inc.                               Delaware

10.  Triumph Technology, Inc.                                Delaware

11.  Web Provider, Inc.                                      Maryland